As filed with the Securities and Exchange Commission on March 20, 2019.

 Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_________________________

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

_________________________

Hovnanian Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	22-1851059 (I.R.S. Employer Identification Number)

_________________________

 90 Matawan Road, Fifth Floor

Matawan, NJ 07747
(732) 747-7800

(Address of principal executive offices, including zip code and telephone number)

_________________________

 2012 Hovnanian Enterprises, Inc. Amended and Restated Stock Incentive Plan

(Full title of the plan)
_________________________

J. Larry Sorsby

Hovnanian Enterprises, Inc.

 90 Matawan Road, Fifth Floor

Matawan, NJ 07747

(732) 747-7800

(Name and address, including zip code, and telephone number, including area code, of agent for service)

___________________________________

Copies to:

 Marisa D. Stavenas, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

(212) 455-2000

 __________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer ☒
Non-accelerated filer	☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.       ☐

 CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)(4)	Amount of registration fee(3)(4)
Class A Common Stock, par value $0.01 per share, and Class B Common Stock, par value $0.01 per share	5,300,000 shares	$0.58	$3,074,000	$373
Preferred Stock Purchase Rights(4)	—	—	—	—

(1)     Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares which may be offered and issued under the 2012 Hovnanian Enterprises, Inc. Amended and Restated Stock Incentive Plan (the “2012 Amended and Restated Plan”) to prevent dilution resulting from stock splits, stock dividends, anti-dilution provisions or similar transactions.

(2)     This Registration Statement covers a maximum aggregate of 5,300,000 shares of Class A common stock, par value $0.01 per share (“Class A Common Stock”), and Class B common stock, par value $0.01 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), of Hovnanian Enterprises, Inc. (the “Company”) approved for issuance under the 2012 Amended and Restated Plan.

(3)     Pursuant to Rule 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of the registration fee have been computed on the basis of the average of the high and low prices per share of the Company’s Class A Common Stock reported on the New York Stock Exchange on March 19, 2019. There is no established public trading market for the Company’s Class B Common Stock and, in order to trade Class B Common Stock, the shares must be converted into Class A Common Stock on a one-for-one basis.

(4)     Each share of Common Stock includes an associated Preferred Stock Purchase Right. Each Preferred Stock Purchase Right initially represents the right, if such Preferred Stock Purchase Right becomes exercisable, to purchase from the Company one ten-thousandth of a share of its Series B Junior Preferred Stock for each share of Common Stock. The Preferred Stock Purchase Rights currently cannot trade separately from the underlying Common Stock and, therefore, do not carry a separate price or necessitate an additional registration fee.

EXPLANATORY NOTE

On March 19, 2019 at the annual meeting of stockholders of Hovnanian Enterprises, Inc. (the “Company”), the Company’s stockholders approved the 2012 Hovnanian Enterprises, Inc. Amended and Restated Stock Incentive Plan (the “2012 Amended and Restated Plan”) which increased the number of shares of the Company’s common stock, par value $0.01 per share (the “Shares”), that may be issued under the 2012 Amended and Restated Plan by 5,300,000 Shares from the 20,550,000 Shares which were previously authorized for issuance under the 2012 Hovnanian Enterprises, Inc. Amended and Restated Stock Incentive Plan (as amended through January 2016) (the “Existing Plan”). As a result, the total number of Shares authorized for issuance is 25,850,000. This Registration Statement on Form S-8 relates to the additional 5,300,000 Shares authorized for issuance under the 2012 Amended and Restated Plan.

Pursuant to General Instruction E to Form S-8, the contents of the Registration Statements on Form S-8 with respect to the Existing Plan and the 2012 Hovnanian Enterprises, Inc. Stock Incentive Plan (Registration Nos. 333-210218, 333-194542 and 333-180668), filed with the Securities and Exchange Commission (the “Commission”) on March 15, 2016, March 13, 2014 and April 11, 2012, including the information contained therein, are hereby incorporated by reference into this Registration Statement on Form S-8 (the “Registration Statement”), except that the provisions contained in Part II of such earlier registration statements are modified as set forth in this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the 2012 Amended and Restated Plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company are hereby incorporated by reference in this Registration Statement:

a)	the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2018 filed on December 20, 2018;

b)	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2019 filed on March 7, 2019;

c)	the Company’s Current Reports on Form 8-K filed on December 3, 2018, January 11, 2019, January 17, 2019 and March 20, 2019;

d)

The descriptions of the Company’s Class A Common Stock and Class B Common Stock contained in the Company’s Registration Statements on Form 8-A, each filed on March 13, 2001, and any amendment or report filed for the purpose of updating such descriptions; and

e)

The descriptions of the Company’s Preferred Stock Purchase Rights contained in the Company’s Registration Statements on Form 8-A, filed on August 14, 2008, February 10, 2009, January 11, 2018 and January 12, 2018, and any amendment or report filed for the purpose of updating such descriptions.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (as amended) (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.     Indemnification of Directors and Officers.

The Company is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he or she acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 102(b)(7) of the General Corporation Law of the State of Delaware enables a corporation in its certificate of incorporation or an amendment thereto validly approved by stockholders to limit or eliminate the personal liability of the members of its board of directors for violations of the directors’ fiduciary duty of care.

Article FOUR of the Company’s Amended and Restated By-Laws contains the following provisions with respect to indemnification:

The Corporation shall indemnify any current or former director or officer of the Corporation and his or her heirs, executors and administrators, and may, at the discretion of the Board of Directors, indemnify any current or former employee or agent of the Corporation and his or her heirs, executors and administers, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonable incurred by him or by his or her heirs, executors and administrators in connection with any threatened, pending or completed action, suit or proceeding (brought by or in the right of the Corporation or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, to which he was or is a party or is threatened to be made a party by reason of his or her current or former position with the Corporation or by reason of the fact that he is or was serving, at the request of the Corporation, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Notwithstanding the preceding sentence, except as otherwise provided in this Article IV, the Corporation shall be required to indemnify a director or officer of the Corporation and his or her heirs, executors and administrators in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by such person was authorized in the specific case by the Board of Directors of the Corporation.

Any indemnification pursuant to the provisions above shall be made by the Company unless a determination (as provided for in the Company’s Amended and Restated By-Laws) is made that indemnification is not proper because the person has not met the applicable standards of conduct as set forth therein.

The Company maintains a liability insurance policy providing coverage for its directors and officers in an amount up to $65,000,000.

Item 8.     Exhibits.

Exhibit Number	Description of Document

4.1	Restated Certificate of Incorporation of Hovnanian Enterprises, Inc. (1)

4.2	Certificate of Amendment of the Restated Certificate of Incorporation of Hovnanian Enterprises, Inc., dated March 13, 2018. (2)

4.3	Amended and Restated By-Laws of Hovnanian Enterprises, Inc. (3)

4.4	Specimen Class A Common Stock Certificate. (4)

4.5	Specimen Class B Common Stock Certificate. (4)

4.6	Certificate of Designations of the Series B Junior Preferred Stock of Hovnanian Enterprises, Inc., dated August 14, 2008. (5)

4.7

Rights Agreement, dated as of August 14, 2008, between Hovnanian Enterprises, Inc. and National City Bank, as Rights Agent, which includes the Form of Certificate of Designation as Exhibit A, Form of Right Certificate as Exhibit B and the Summary of Rights as Exhibit C. (6)

4.8

Amendment No. 1 to Rights Agreement, dated as of January 11, 2018, between Hovnanian Enterprises, Inc. and Computershare Trust Company, N.A. (as successor to National City Bank), as Rights Agent, which includes the amended and restated Form of Rights Certificate as Exhibit 1 and the amended and restated Summary of Rights as Exhibit 2. (7)

4.9	2012 Hovnanian Enterprises, Inc. Amended and Restated Stock Incentive Plan. (8)

5.1 *	Opinion of Simpson Thacher & Bartlett LLP.

23.1 *	Consent of Deloitte & Touche LLP.

23.2 *	Consent of Deloitte & Touche LLP.

23.3 *	Consent of Deloitte & Touche LLP.

23.4 *	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1).

24.1 *	Powers of Attorney.

________________________

* Filed herewith.

(1)	Incorporated by reference to Exhibits to Current Report on Form 8-K of Hovnanian Enterprises, Inc., filed March 15, 2013.
(2)	Incorporated by reference to Exhibits to Current Report on Form 8-K of Hovnanian Enterprises, Inc., filed March 14, 2018.
(3)	Incorporated by reference to Exhibits to Current Report on Form 8-K of Hovnanian Enterprises, Inc., filed December 3, 2018.
(4)	Incorporated by reference to Exhibits to Quarterly Report on Form 10-Q of Hovnanian Enterprises, Inc. for the quarter ended January 31, 2009.
(5)	Incorporated by reference to Exhibits to Quarterly Report on Form 10-Q of Hovnanian Enterprises, Inc. for the quarter ended July 31, 2008.
(6)	Incorporated by reference to Exhibits to the Registration Statement on Form 8-A of Hovnanian Enterprises, Inc., filed August 14, 2008.
(7)	Incorporated by reference to Exhibits to Current Report on Form 8-K of Hovnanian Enterprises, Inc., filed January 11, 2018.
(8)	Incorporated by reference to Appendix A to the definitive Proxy Statement of Hovnanian Enterprises, Inc. on Schedule 14A, filed February 4, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona on March 20, 2019.

HOVNANIAN ENTERPRISES, INC.

By:	/s/ J. Larry Sorsby
Name: J. Larry Sorsby
Title: Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on March 20, 2019.

Signature	Title

/s/ Ara K. Hovnanian	Chairman of the Board, President and Chief Executive Officer
Ara K. Hovnanian	(Principal Executive Officer)

/s/ J. Larry Sorsby	Executive Vice President, Chief Financial Officer and Director
J. Larry Sorsby	(Principal Financial Officer)

/s/ Brad G. O’Connor	Vice President, Chief Accounting Officer and Corporate Controller
Brad G. O’Connor	(Principal Accounting Officer)

*	Director
Robert B. Coutts

*	Director
Edward A. Kangas

*	Director
Joseph A. Marengi

*	Director
Vincent Pagano Jr.

*	Director
Robin S. Sellers

*	Director
Stephen D. Weinroth

* J. Larry Sorsby, by signing his name hereto, does hereby sign this document on behalf of himself and each of the above named directors of the Company pursuant to powers of attorney duly executed by such persons (set forth in Exhibit 24.1 to this Registration Statement).

/s/ J. Larry Sorsby
J. Larry Sorsby, Attorney-in-Fact